As filed with the Securities and Exchange Commission on August 30, 2007.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NII HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1671412
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600 Reston, Virginia 20191
(703) 390-5100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary D. Begeman, Esquire
Vice President, General Counsel and Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of Communications to:
Robert E. Spicer, Jr., Esquire
Charles W. Kemp, Esquire
Williams Mullen
1021 East Cary Street
Richmond, Virginia 23219
(804) 643-1991

Approximate date of commencement of proposed sale to the public:
From time to time following the effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Registration
Securities to Be Registered	Registered	Per Unit	Offering Price	Fee
3.125% Convertible Notes due 2012	$1,200,000,000(1)	100%(2)	$1,200,000,000(2)	$36,840
Common Stock, par value $0.001 per share	10,142,040(3)	—	—	(4)

(1)	The aggregate principal amount of 3.125% Convertible Notes due 2012 that we issued on June 5, 2007.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, exclusive of accrued interest, if any.

(3)	Represents the aggregate number of shares of our common stock that are issuable upon conversion of the notes at an initial conversion rate of 8.4517 shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the notes in connection with a stock split, stock dividend, recapitalization or similar event or as a result of the anti-dilution provisions of the notes.

(4)	Pursuant to Rule 457(i) under the Securities Act of 1933, there are no additional filing fees with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant in connection with the exercise of the conversion right.

PROSPECTUS
$1,200,000,000

3.125% Convertible Notes due 2012 and
Shares of Common Stock Issuable Upon Conversion Thereof

The Notes and Common Stock

•	On June 5, 2007, we issued and sold $1,200,000,000 aggregate principal amount of our 3.125% Convertible Notes due 2012 in a private offering.
•	Interest on the notes is payable on June 15 and December 15 of each year, beginning December 15, 2007.
•	The notes mature on June 15, 2012 unless earlier converted or repurchased. The selling security holders identified in this prospectus will use this prospectus to resell the notes and the underlying shares of our common stock issuable upon conversion of the notes.
•	We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling security holders.
•	The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq Global Select Market. See “Plan of Distribution.”

Conversion of the Notes

•	Holders may convert the notes into shares of our common stock at the current conversion rate of 8.4517 shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on the final maturity date under any of the following circumstances:

(1)	during any fiscal quarter commencing after September 30, 2007 if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive days ending on the last trading day of the preceding fiscal quarter;
(2)	prior to May 15, 2012, during the 5 business day period after any 5 consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes;
(3)	at any time on or after May 15, 2012; or
(4)	upon the occurrence of specified corporate events described under “Description of Notes.”

Fundamental Change

•	Upon the occurrence of certain “fundamental changes,” as described in this prospectus, holders will have the option, in certain cases, to require us to repurchase any notes held by them at a price equal to 100% of the principal amount of the notes plus accrued interest to the date of repurchase or, in certain cases, to convert their notes at an increased conversion rate based on the price paid per share of our common stock in the fundamental change transaction.

Ranking of the Notes

•	The notes are our senior unsecured debt and rank on a parity with all of our other existing and future senior unsecured debt and prior to our subordinated debt, if any. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, the notes effectively rank junior in right of payment to the existing and future indebtedness and liabilities of our subsidiaries.

Listing

•	The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as The PORTALMarket. However, the notes sold using this prospectus will no longer be eligible for trading in The PORTAL® Market. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange.
•	Our common stock is traded on the Nasdaq Global Select Market under the symbol “NIHD.” On August 28, 2007, the reported last sale price of our common stock on the Nasdaq Global Select Market was $75.14 per share.

Investing in the notes and our common stock involves risks. See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 30, 2007

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling security holders may, from time to time, offer notes or shares of our common stock issued upon conversion of the notes owned by them. Each time the selling security holders offer notes or common stock under this prospectus, they are required to provide to potential purchasers a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” for more information.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We are not making any representation to you regarding the legality of an investment by you under appropriate legal investment or similar laws and we are not providing you with any legal, business, tax or other advice in this prospectus. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the notes or shares of our common stock.

In this prospectus, we frequently use the terms “NII Holdings,” “we,” “us,” “our” and “our company” to refer to NII Holdings, Inc. and our operating companies as a combined entity, except in the “Description of Notes,” “Plan of Distribution” and in other places where it is clear that the terms mean only NII Holdings, Inc. To understand this offering fully and for a more complete description of this offering, you should read this entire document carefully.

“Nextel,” “Nextel Direct Connect,” “Nextel Online,” “Nextel Worldwide” and “International Direct Connect” are trademarks or service marks of Nextel Communications, Inc., a wholly-owned subsidiary of Sprint Nextel Corporation. “Motorola” and “iDEN” are trademarks or service marks of Motorola, Inc. This prospectus also contains other trademarks, service marks and trade names that are the property of their respective owners.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. Incorporated documents are considered part of this prospectus, and we are disclosing important information to you by referring you to those documents.

We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2006;

•	the portions of our definitive proxy statement for the annual meeting of stockholders held on May 16, 2007 that we have incorporated by reference into our 2006 annual report on Form 10-K;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2007 and June 30, 2007;

•	our current reports on Form 8-K filed February 16, 2007, April 27, 2007, May 29, 2007, May 31, 2007, June 5, 2007 and July 25, 2007; and

•	the description of our common stock as set forth in the current report on Form 8-K filed on July 14, 2004.

We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any current report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules) (1) after the date of this prospectus and (2) until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Gary D. Begeman
Vice President, General Counsel and Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100

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SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference to our annual report and quarterly reports, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this prospectus by reference.

ABOUT NII HOLDINGS

General

We provide digital wireless communication services, primarily targeted at meeting the needs of customers who use our services primarily for business purposes, through operating companies located in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. In addition, we recently launched our digital services on a limited basis in Santiago, Chile. We also provide analog specialized mobile radio, which we refer to as SMR, services in Mexico, Brazil, Peru and Chile. Our markets are generally characterized by high population densities in major urban and suburban centers, which we refer to as major business centers, and where we believe there is a concentration of the country’s business users and economic activity. We believe that vehicle traffic congestion, low wireline service penetration and the expanded coverage of wireless networks encourage the use of the mobile wireless communications services that we offer in these areas.

Our principal objective is to grow our business in selected markets in Latin America by providing differentiated, high value wireless communications services to customers who use our services primarily for business purposes, while improving our profitability and cash flow. Our digital mobile networks support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect® service, which allows subscribers anywhere on our network to talk to each other instantly, on a “push-to-talk” basis, on a private one-to-one call or on a group call;

•	International Direct Connect® service, together with Sprint Nextel Corporation and TELUS Corporation, which allows subscribers to communicate instantly across national borders with our subscribers in Mexico, Brazil, Argentina, Peru and Chile, and with Sprint Nextel Corporation subscribers in the United States and, except for our customers in Chile, with TELUS subscribers in Canada;

•	mobile internet services, text messaging services, e-mail services including Blackberrytm services that we recently introduced, location-based services, which include the use of Global Positioning System (GPS) technologies, digital media services and advanced Javatm enabled business applications, which are generally marketed as “Nextel Onlinesm” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwidesm” services.

* * * *

Our corporate headquarters are located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, and our telephone number is (703) 390-5100. Our Internet address is www.nii.com. The information contained on our web site is not part of this prospectus.

THE OFFERING

Securities Offered	$1,200,000,000 principal amount of 3.125% Convertible Notes due 2012. We issued $1,200,000,000 aggregate principal amount of 3.125% Convertible Notes due 2012 in a private offering in June 2007. The selling security holders identified in this prospectus may offer from time to time up to $1,200,000,000 principal amount of the notes and all of the shares of our common stock issuable upon conversion of the notes.

Maturity Date	June 15, 2012.

Interest	3.125% per annum on the principal amount, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2007.

Conversion	You may convert the notes into shares of our common stock at a conversion rate of 8.4517 shares per $1,000 principal amount of notes, subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:

• during any fiscal quarter commencing after September 30, 2007 if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or

• prior to May 15, 2012, during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; or

• at any time on or after May 15, 2012; or

• upon the occurrence of specified corporate events described under “Description of Notes.”

Optional Redemption	None.

Repurchase at Option of Holder Upon a Fundamental Change	If we undergo a fundamental change (as defined under “Description of Notes — Repurchase at Option of the Holder Upon a Fundamental Change”), holders will, subject to certain exceptions, have the right, at their option, to require us to purchase for cash all of their notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.

Adjustment to Conversion Rate Upon a Fundamental Change	If a holder elects to convert notes in connection with a fundamental change, we will in certain circumstances increase the conversion rate by a specified number of additional shares, depending on our common stock price at that time, as described under “Description of Notes — Adjustment to Conversion Rate Upon a Fundamental Change.”

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling security holders of the notes or the common stock issuable upon the conversion of the notes. See “Use of Proceeds.”

Registration Rights	Pursuant to the registration rights agreement we entered in to with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC covering the resale of the notes and the underlying shares of common stock issuable upon conversion of the notes. We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until either of the following has occurred:

• all securities covered by the registration statement have been sold; or

• the expiration of the applicable holding period with respect to the notes and the underlying shares of common stock under Rule 144(k) under the Securities Act, or any successor provision.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages in the form of additional cash interest, which we refer to as additional amounts, to holders of the notes. If you convert some or all of your notes into shares of common stock, you will not be entitled to additional amounts with respect to the common stock. However, if you convert your notes into shares of common stock when there exists a registration default which affects your common stock, you will receive additional shares upon conversion (except to the extent that we elect to deliver cash upon conversion). See “Registration Rights.”

Ranking	The notes are our senior unsecured obligations and rank equal in right of payment to all of our existing and future senior unsecured debt and prior to our subordinated debt, if any. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, we are a holding company and conduct all of our operations through our subsidiaries, and the notes effectively rank junior in right of payment to all liabilities of our subsidiaries. See our reports filed with the SEC for more information regarding our outstanding debt.

Nasdaq Global Select Market Symbol	NIHD.

Risk Factors	Investment in the notes and the shares of common stock issuable upon conversion of the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before investing in the notes.

RISK FACTORS

Before you make an investment decision, you should be aware of various risks, including the risks described below. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking and Cautionary Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and included elsewhere or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risk Factors Relating to Our Company

If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

Because of their size and resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings and related cost structure, our results of operations may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face market pressure to reduce the prices charged for their products and services because of increased competition in our markets.

Our digital mobile networks utilize a proprietary technology and our equipment is more expensive than that of our competitors, which may limit our ability to compete with other companies that rely on more prevalent technologies and less expensive equipment.

Our digital mobile networks utilize iDEN technology developed and designed by Motorola. iDEN is a proprietary technology that relies solely on the efforts of Motorola and any future licensees of this technology for product development and innovation. Additionally, Motorola and Research in Motion, or RIM, are the sole suppliers of all of our handsets. In contrast, our competitors use infrastructure and subscriber equipment that are based on standard technologies like the global system for mobile communications, or GSM, which is a more widely used technology than iDEN and is available from a number of suppliers. As a result, our competitors benefit from economies of scale and lower costs for handsets and infrastructure equipment. The higher cost of our handsets and other equipment may make it more difficult for us to attract customers, and may require us to absorb a comparatively larger part of the cost of offering handsets to new and existing customers. The combination of these factors may place us at a competitive disadvantage and may reduce our growth and profitability.

Our operating companies may face disadvantages when competing against formerly government-owned incumbent wireline operators or wireless operators affiliated with them.

In some markets, our operating companies may not be able to compete effectively against a formerly government-owned monopoly telecommunications operator, which today enjoys a near monopoly on the provision of wireline telecommunications services and may have a wireless affiliate or may be controlled by shareholders who also control a wireless operator. Our operating companies may be at a competitive disadvantage in these markets because formerly government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.

Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.

Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

We have recently expanded the coverage of our networks, particularly in Mexico and Brazil, but our digital mobile networks do not offer nationwide coverage in all of the countries in which we operate and our technology limits our potential roaming partners. As a result, we may not be able to compete effectively with cellular and personal communications services providers, many of whom operate cellular and personal communications networks with more extensive areas of service. Additionally, many of these providers have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as the digital cellular or personal communications services technologies used by our competitors or with other iDEN networks not operating in the 800 MHz spectrum. Although some of the handset models that we sell are compatible with both iDEN 800 MHz and GSM 900/1800 MHz systems, our customers are not able to roam on other iDEN 800 MHz or GSM 900/1800 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide roaming coverage to our subscribers outside of our currently operating digital markets until we enter into additional roaming agreements with operators who have deployed IDEN 800 MHz or GSM 900/1800 MHz technology in markets outside of our coverage.

To date, we have not entered into roaming agreements with respect to GSM services offered in the countries in which our operating companies conduct business, but have entered into agreements that allow our customers to utilize roaming services in other countries using the handsets that are compatible with both iDEN and GSM systems and using other GSM handsets.

If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola, the sole supplier of iDEN technology, is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. Motorola’s support of the evolution of the iDEN technology and of the development of new features, functionality and handset models could be adversely affected if Sprint Nextel Corporation’s purchases of iDEN equipment decline due to its announced plans to migrate to the next generation CDMA network platform. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our systems.

If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

We may be limited in our ability to grow unless we expand network capacity and coverage and address increased demands on our business systems and processes as needed.

Our subscriber base continues to grow rapidly. To continue to successfully increase our number of subscribers and pursue our business plan, we must economically:

•	expand the capacity and coverage of our networks;

•	secure sufficient transmitter and receiver sites at appropriate locations to meet planned system coverage and capacity targets;

•	obtain adequate quantities of base radios and other system infrastructure equipment; and

•	obtain an adequate volume and mix of handsets to meet subscriber demand.

Our operating performance and ability to retain these new customers may be adversely affected if we are not able to timely and efficiently meet the demands for our services and address any increased demands on our customer service, billing and other back-office functions. We plan to deploy new systems that are designed to support the expected demands on our customer care and billing functions, but the transition to these new systems could heighten these risks.

Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.

Motorola is currently our sole source for most of the digital network equipment and substantially all of the handsets used throughout our markets, except for the Blackberry handset. In addition, iDEN technology is a proprietary technology of Motorola, meaning that there are no other suppliers of this technology, and it is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. Much of the spectrum that our operating companies hold in each of the markets we serve is non-contiguous. The non-contiguous nature of our spectrum may make it more difficult for us to migrate to a new technology in this spectrum if we choose to do so. Additionally, if Motorola fails to deliver system infrastructure equipment and handsets or enhancements to the features and functionality of our networks on a timely, cost-effective basis, we may not be able to adequately service our existing customers or attract new customers. Nextel Communications, a subsidiary of Sprint Nextel Corporation, is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Nextel Communications and Sprint merged on August 12, 2005, and as a result, Nextel Communications became a subsidiary of Sprint Nextel. The new combined company had previously announced plans to migrate Nextel’s push-to-talk services to a next generation CDMA network platform. Any decrease by Nextel Communications in its use of iDEN technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue supporting or enhancing our iDEN based infrastructure and handsets, because Nextel Communications decreases its use of iDEN technology or otherwise, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN-based digital mobile networks and for the manufacture of iDEN compatible handsets.

We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

The countries in which we operate are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. Negative developments or unstable conditions in the countries in which we operate or in other emerging market countries could have a material adverse effect on our financial condition and results of operations.

In recent years, both Argentina and Brazil have been negatively affected by volatile economic and political conditions. These volatile conditions pose risks for our business. In particular, the volatility of the Argentine peso and the Brazilian real has affected our recent financial results. The depreciation of the currencies in Argentina and Brazil in 2002 had a material negative impact on our financial results.

Argentina.  After a prolonged period of recession, followed by political instability, Argentina announced in December 2001 that it would impose tight restrictions on bank accounts, would not service its public sector debt and suspended foreign currency trading. In January 2002, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate. The resulting depreciation of the Argentine peso against the U.S. dollar during the 2002 calendar year was 66%. A depreciation of the Argentine peso generally affects our consolidated financial statements by generating a foreign currency transaction loss on U.S. dollar-denominated debt. Until October 31, 2002, the liabilities of our Argentine operating company included U.S. dollar-denominated secured debt, for which we recognized foreign currency transaction losses of $137.5 million for the ten months ended October 31, 2002. A depreciation of the Argentine peso also affects our consolidated financial statements by reducing the translation rate of all Argentine peso-denominated balances. To the extent net income is generated by our Argentine operating company, the amount would be reduced by a depreciation of the Argentine peso.

Brazil.  The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government and by volatile economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. In early 1999, the Brazilian government allowed the Brazilian real to float freely, resulting in 32% depreciation against the U.S. dollar that year. In 2002, the Brazilian real depreciated against the U.S. dollar by 18%.

In addition, economic and market conditions in other emerging markets can influence the perception of Brazil’s economic and political situation.

We are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, such as the recent elections in Mexico, Brazil and Peru, may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn, may adversely affect the economies in the countries in which we operate and our business operations and prospects in these countries.

We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

Nearly all of our revenues are earned in non-U.S. currencies, while a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and a significant amount of our outstanding debt, is priced in U.S. dollars. In addition, we report our results of operations in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and 2002 and negative adjustments to the carrying value of our assets in Brazil. The economic upheaval in Argentina in 2002 led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso, which resulted in charges against our earnings in 2002 and negative adjustments to the carrying values of our assets in Argentina.

Any depreciation of local currencies in the countries in which our operating companies conduct business may result in increased costs to us for imported equipment and may, at the same time, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency.

Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of commodity prices, local consumer prices, employment levels, gross domestic product, interest rates and inflation rates. If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

Some of our operating companies conduct business in countries where the rate of inflation is generally higher, and in prior years has been significantly higher, than in the United States. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

Our operating companies are subject to local laws and customs in the countries in which they operate, which could impact our financial results.

Our operations are subject to local laws and customs in the countries in which we operate, which may differ from those in the United States. We could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations, which may be substantially different from those in the United States. In some foreign countries, particularly in those with developing economies, persons may engage in business practices that are prohibited by United States regulations applicable to us such as the Foreign Corrupt Practices Act. Although we have implemented policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of our employees, consultants, contractors and agents will not take actions in violations of our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business.

We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Asia. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets may be subject to significant import duties and other taxes.

We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For instance, Brazil has a tax on financial transactions, certain provinces in Argentina adopted higher tax rates on telecommunications services in 2001, and Argentina adopted a federal universal services tax in 2001. The provisions of new tax laws may attempt to prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.

Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

In general, a U.S. corporation may claim a foreign tax credit against its Federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. Federal taxable income.

We may also be required to include in our income for U.S. Federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

Nextel Brazil has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Nextel Brazil has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases, our petitions have been denied and we are currently appealing those decisions.

We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

The costs we incur to connect our operating companies’ networks with those of other carriers are subject to local laws in the countries in which they operate and may increase, which could adversely impact our financial results.

Our operating companies must connect their telecommunication networks with those of other carriers in order to provide the services we offer. We incur costs relating to these interconnection arrangements and for local and long distance transport services relating to the connection of our transmitter sites and other network equipment. These costs include interconnection charges and fees, charges for terminating calls on the other carriers’ networks and transport costs, most of which are measured based on the level of our use of the related services. We are able to recover a portion of these costs through revenues earned from charges we are entitled to bill other carriers for terminating calls on our network, but because users of mobile telecommunications services who purchase those services under contract generally, and business customers like ours in particular, tend to make more calls that terminate on other carriers’ networks and because we have a smaller number of customers than most other carriers, we usually incur more charges than we are entitled to receive under these arrangements. The terms of the interconnection and transport arrangements, including the rates that we pay, are subject to local regulation in most of the countries in which we operate, and often require us to negotiate agreements with the other carriers, some of whom are our competitors, in order to provide our services. Our costs relating to these interconnection and transport arrangements are subject to fluctuation both as a result of changes in regulations in the countries in which we operate and the negotiations with the other carriers.

Changes in these factors could result in increased costs for the related services that we may not be able to recover through increased revenues, which could adversely impact our financial results.

Government regulations determine how we operate in various countries, which could limit our growth and strategic plans.

In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs, which may increase our net costs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. Finally, in some of our markets, local governments have adopted very stringent rules and regulations related to the placement and construction of wireless towers, which can significantly impede the planned expansion of our service coverage area, eliminate existing towers and impose new and onerous taxes and fees. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. In addition, local governments have placed embargoes on a number of our cell sites owned by our operating companies in Argentina and Brazil. If we are not able to successfully overcome these embargoes, we may have to remove the cell sites and find a more acceptable location.

If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, and no regulations presently exist regarding how or whether additional renewals will be granted in future periods. Application has been made to renew 30 of our licenses in Mexico, 16 of which have expired or will soon expire. Although we cannot assure you, we expect such renewals will be granted. If some or all of these renewals are not granted, it could have an adverse effect on our business.

Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our infrastructure supply and installation services agreements with Motorola require that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with alternate equipment suppliers.

Costs and other aspects of a future deployment of advanced digital technology could adversely affect our operations and growth.

If we were to deploy new digital technologies to support our wireless voice services or new wireless services including high speed data transmission in our operating markets, significant capital expenditures may be required. Those expenditures could increase in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, problems with network or systems compatibility, equipment unavailability and technological or other complications, such as our inability to successfully coordinate this change with our customer care, billing, order fulfillment and other back-office operations. There can be no guarantee that any such technology will provide the advantages that we expect.

Motorola and Sprint Nextel Corporation have developed and deployed a significant technology upgrade to the iDEN digital mobile network, the 6:1 voice coder software upgrade, which is designed to increase the capacity of iDEN networks for interconnect calls. Beginning in 2004, we started selling handsets that can operate on the new 6:1 voice coder, and we have deployed the related network software modifications that are necessary to utilize this technology in our networks in Mexico, Brazil and Argentina. This network software allows us to adjust the extent to which we utilize the 6:1 voice coder technology and the transmitter locations in which to use it as required to meet our network capacity needs. This software upgrade is designed to increase our voice capacity for interconnect calls without requiring the investment in additional network infrastructure equipment. However, if there are substantial delays in realizing the benefits of the 6:1 voice coder or if the technology does not perform satisfactorily, we could be required to invest significant additional capital in our infrastructure to satisfy our network capacity needs.

Any modification or termination of our trademark license with Nextel Communications could increase our costs.

Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a perpetual royalty-free basis in Latin America. However, Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls or a change in control of NII Holdings). If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” name and trademark could have a material adverse effect on our operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, in 2004, we identified a weakness in our internal controls relating to accounting for income taxes, which we remediated in 2006. See “Item 9A. Controls and Procedures — Remediation of Income Tax Material Weakness” in our 2006 annual report on Form 10-K, which we have incorporated by reference into this prospectus. We continue to monitor and improve our internal controls as needed. Any failure to implement required new or improved controls or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Our debt may limit our flexibility and increase our risk of default.

Our existing debt and debt we may incur in the future could have important consequences to you, such as:

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions; and

•	limiting our ability to obtain additional financing that we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements.

Our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance and the other cash requirements of our business. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.

If our business plans change, including as a result of changes in technology, or if we decide to offer new communication services or expand into new markets or further in our existing markets, as a result of the construction of additional portions of our network or the acquisition of competitors or others, or if economic conditions in any of our markets generally, or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, then the anticipated cash needs of our business as well as the conclusions presented herein as to the adequacy of the available sources of cash and timing on our ability to generate net income could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. In addition, we continue to assess the opportunities to raise additional funding on attractive terms and conditions and at times that do not involve any of these events or circumstances and may do so if the opportunity presents itself. However, our ability to seek additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.

If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that sufficient future borrowings will be available to pay or refinance our debt.

Our financing agreements have included, and future financing agreements may include, covenants that limit how we conduct our business, which may affect our ability to grow as planned.

Certain of our financing agreements include covenants that impose restrictions on our business, and similar restrictions may be contained in future financing agreements. If we are subject to these restrictions, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. Examples of the types of covenants that may limit how we conduct business include those contained in Nextel Mexico’s syndicated loan facility that restricts Nextel Mexico’s ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.

Nextel Mexico’s syndicated loan facility also requires Nextel Mexico to maintain specified financial ratios and satisfy financial tests. If Nextel Mexico is not able to meet these ratios and satisfy other tests, or if we fail to comply with any of the other restrictive covenants noted above or that are contained in any other financing agreements, we will be in default with respect to one or more of the applicable financing agreements, which in turn may result in defaults under the remaining financing arrangements, giving our lenders the right to require us to repay all amounts then outstanding.

We have significant intangible assets that are not likely to generate adequate value to satisfy our obligations in the event of liquidation.

If we were liquidated, the value of our assets may not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, primarily telecommunications licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the SMR and wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses.

We may not be able to finance a change of control offer.

Upon the occurrence of certain kinds of change of control events, we may be required to repurchase or repay a significant portion of our outstanding debt. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase or repayment.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.

Risk Factors Relating To This Offering

Our subsidiaries hold substantially all of our assets and conduct substantially all of our operations and they will not be obligated to make payments on the notes.

We conduct substantially all of our business through our subsidiaries. These subsidiaries directly and indirectly own substantially all of the assets of our business and conduct operations themselves and through other subsidiaries. Therefore, we depend on advances from our subsidiaries, the repayment by our subsidiaries of intercompany loans and advances and the payment of dividends to meet our debt service and other obligations. Contractual provisions, laws or regulations to which we or any of our subsidiaries may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our indebtedness, including the notes.

The notes are structurally subordinated to all existing and future obligations of our subsidiaries, including debt that has been or may be incurred by our subsidiaries and claims with respect to trade payables. This means that the creditors of our subsidiaries have priority in their claims on the assets of our subsidiaries over our creditors, including holders of the notes. For more information regarding our outstanding debt, see our reports filed with the SEC.

There is no public market for the notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

There is no established public trading market for the notes. The notes originally issued in the private offering are eligible for trading on The PORTAL® Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL® Market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or, if such market develops, that you will be able to sell your notes.

If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

The market for our common stock historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the notes or the shares of common stock into which the notes are convertible.

Subject to certain conditions, the notes will be convertible into shares of our common stock. The market for our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially. The trading price of the notes is expected to be affected significantly by the price of our common stock.

We may not have sufficient cash flow to make payments on the notes and our other debt.

Our ability to pay principal and interest on the notes and our other debt and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, please see “— Risk Factors Relating to Our Company.” Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on your notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in the notes.

Because the notes are unsecured, they are also effectively subordinated to any of our existing and future secured debt.

Our obligations under the notes are unsecured. In contrast, some of our other debt obligations that we may incur in the future may be secured by our assets. As a result, the notes will be effectively subordinated to our obligations under any of our existing secured debt or any secured debt we may incur in the future to the extent of the value of the assets securing that debt. If we are in default on these secured obligations, you may not receive principal and interest payment on your notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving NII Holdings except to the extent described under “Description of Notes — Repurchase at Option of the Holder Upon a Fundamental Change.”

We may not have the ability to raise the funds necessary to finance the repurchase of the notes if required by holders pursuant to the indenture.

In the event of a “fundamental change” under the indenture, we will be required to offer to repurchase all outstanding notes at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest to the repurchase date. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

The value of the conversion right associated with the notes may be substantially lessened or eliminated if we are party to a merger, consolidation or other similar transaction.

If we are party to a consolidation, merger or binding share exchange or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, at the effective time of the transaction, the right to convert a note into shares of our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its note immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the antidilution adjustments of the notes. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the shares of common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes will be adjusted if we distribute property with respect to shares of our common stock and in certain other circumstances. See “Description of Notes — Conversion of Notes.” Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. In such a case, holders of the notes will recognize dividend income as a result of an event pursuant to which they receive no cash or other property that could be used to pay the related tax. The amount that you would have to include in income will generally be equal to the value of the additional shares that would be received on conversion as a result of the adjustment to the conversion rate. Such constructive dividends will unlikely be eligible for the dividends received deduction or the reduced rate applicable to certain non-corporate U.S. Holders.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

We caution you that this prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. When used in this prospectus and in the documents incorporated by reference in this prospectus, these forward-looking statements are generally identified by the words or phrases “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.

While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. It is routine for our internal projections and expectations to change, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons.

We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section of this prospectus. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	our ability to meet the operating goals established by our business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency depreciation in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components at reasonable pricing to meet our service deployment and marketing plans and customer demand;

•	Motorola’s ability and willingness to provide handsets and related equipment and software applications or to develop new technologies or features for us, including the timely development and availability of new handsets with expanded applications and features;

•	our ability to successfully scale our billing, collection, customer care and similar back-office operations to keep pace with customer growth, increased system usage rates and growth;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our SMR services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described in this prospectus and from time to time in our reports filed with the SEC, which we have incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the securities offered by this prospectus.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the Nasdaq Global Select Market under the trading symbol “NIHD.” Our common stock had traded on the Nasdaq National Market under the same symbol until July 3, 2006. The following table sets forth on a per share basis the reported high and low sales prices for our common stock, as reported on the market at the time, for the quarters indicated. On October 27, 2005, we announced a 2-for-1 common stock split which was effected in the form of a stock dividend that was paid on November 21, 2005 to holders of record on November 11, 2005. The prices in this table have been adjusted to reflect this stock split.

	Price Range of
	Common Stock
	High	Low

2005
First Quarter	$30.74	$23.59
Second Quarter	32.21	23.99
Third Quarter	42.40	31.54
Fourth Quarter	48.23	35.25
2006
First Quarter	$59.34	$42.80
Second Quarter	67.18	44.45
Third Quarter	63.34	48.03
Fourth Quarter	69.94	61.22
2007
First Quarter	$76.35	$60.53
Second Quarter	82.91	74.19
Third Quarter (through August 28, 2007)	90.43	64.40

On August 28, 2007, the reported last sale price for our common stock on the Nasdaq Global Select Market was $75.14 per share. Investors should obtain current market quotations before making any decision with respect to an investment in our common stock or our notes convertible into our common stock.

As of August 2, 2007, there were 172,897,254 shares of our common stock outstanding, held by approximately 10 stockholders of record. The stockholders included The Depository Trust Corporation, which acts as a clearinghouse for multiple brokerage and custodial accounts.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. In addition, some of our financing documents have contained, and some future financing agreements may contain, restrictions on the payment of dividends. We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations and make contractual payments under our debt facilities in accordance with our business plan.

DESCRIPTION OF NOTES

We issued $1,200 million aggregate principal amount of the notes under an indenture dated as of June 5, 2007, between NII Holdings, as issuer, and Wilmington Trust Company, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement pursuant to which we filed a shelf registration statement with the SEC, of which this prospectus is a part, covering the resale of the notes and the common stock issuable upon conversion of the notes. You may request a copy of the indenture and the registration rights agreement from us or the trustee.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

As used in this “Description of Notes” section, references to “NII Holdings,” “we,” “our” or “us” refer solely to NII Holdings, Inc. and not to its subsidiaries.

General

The notes are our senior unsecured obligations and rank equal in right of payment to all of our other existing and future senior unsecured debt and prior to our subordinated debt, if any. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, we are a holding company and conduct all of our operations through our subsidiaries, and the notes effectively rank junior in right of payment to all liabilities of our subsidiaries. The notes are convertible into common stock as described under “— Conversion of Notes.” Upon a surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described below under “— Conversion of Notes — Payment upon Conversion.”

The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes mature on June 15, 2012 unless earlier converted or repurchased. The notes are not redeemable by us. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “— Repurchase at Option of the Holder Upon a Fundamental Change.”

The notes bear interest at an annual rate of 3.125% from the date of issuance, or from the most recent date to which interest has been paid or duly provided for. Interest is calculated on the basis of a 360 day year consisting of twelve 30 day months.

We will pay interest and additional amounts, if any, on June 15 and December 15 of each year, beginning December 15, 2007, to record holders at the close of business on the preceding December 1 and June 1, as the case may be, except interest payable upon repurchase will be paid to the person to whom principal is payable, unless the repurchase date is an interest payment date.

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest either:

•	by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Notes

General

You may convert any of your notes, in whole or in part, into shares of our common stock prior to the close of business on the final maturity date of the notes, subject to prior repurchase of the notes, only under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon satisfaction of a trading price condition;

•	at any time on or after May 15, 2012, or

•	upon specified corporate transactions.

Upon a surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described below under “— Payment upon Conversion.”

If you have submitted your notes for repurchase upon a fundamental change, you may convert your notes only if you withdraw your repurchase election. Upon conversion of a note, the holder will not receive any cash payment of interest or additional amounts, if any (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, or cash or a combination of cash and shares of our common stock, including any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest or additional amounts, if any, attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest or additional amounts, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if the notes are surrendered for conversion after the record date for the last interest payment, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or before the second business day after the corresponding interest payment date or (3) to the extent of any overdue interest at the time of conversion with respect to such note.

Conversion Upon Satisfaction of Market Price Condition

You may surrender your note for conversion into shares of our common stock prior to the close of business on the maturity date during any fiscal quarter commencing after September 30, 2007 if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. Upon a surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described below under “— Payment upon Conversion.”

The “closing sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market or by Pink Sheets LLC. The “conversion price” as of any day is equal to $1,000 divided by the conversion rate as of such day.

Conversion Upon Satisfaction of Trading Price Condition

Prior to May 15, 2012, you may surrender your notes for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the conversion rate. Upon a surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described below under “— Payment upon Conversion.”

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

Conversion on or After May 15, 2012

You may surrender any of your notes for conversion at any time on or after May 15, 2012.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days of the declaration date for such distribution, shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 trading days preceding the declaration date for such distribution; or

•	distribute to all or substantially all holders of our common stock, assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion. Upon a surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described below under “— Payment upon Conversion.”

In addition, if a fundamental change under clause (2), (3) or (4) of the definition of that term set forth under “— Repurchase at Option of the Holder Upon a Fundamental Change” occurs, you may surrender any of your notes for conversion during the period starting on the 15th day prior to the anticipated effective date of the fundamental change and ending at the close of business on the 15th day after the actual effective date of such transaction or, if such transaction results in holders having a right to require us to repurchase their notes, the second business day preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change”). In connection with such a fundamental change, we must send you a fundamental change conversion right notice at least 15 trading days prior to the anticipated effective date of the fundamental change in which we will notify you that, among other things, you will have the right to convert the notes. Upon such a conversion in connection with certain fundamental changes, as defined herein, you will receive any increase in the conversion rate described in “— Adjustment to Conversion Rate Upon a Fundamental Change”. If a fundamental change occurs, you may also have the right, at your option, to require us to repurchase all or a portion of your notes as described under “— Repurchase at Option of the Holder Upon a Fundamental Change.”

Upon any determination by us, the conversion agent or the trustee that you are or will be entitled to convert your notes in accordance with the foregoing provisions, we will issue a press release and publish the information on our website.

Conversion Procedures

The initial conversion rate for the notes is 8.4517 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the closing price of the common stock on the trading day prior to the conversion date. Except as described above, you will not receive any accrued interest or dividends upon conversion. Upon a surrender of your notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described below under “— Payment upon Conversion.”

To convert your note into shares of our common stock you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note.

The conversion agent will, on your behalf, convert the notes into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described under “— Payment upon Conversion” below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.

Payment upon Conversion

Conversion on or Prior to the Final Notice Date.  In the event that we receive your notice of conversion on or prior to the date that is 20 days prior to maturity (the “final notice date”), the following procedures will apply:

•	If we choose to satisfy all or any portion of our obligation to convert the notes (the “conversion obligation”) in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to holders upon conversion, holders may retract the conversion notice at any time during the two business days following the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash or in cash and shares) will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of the shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable on or after the conversion date.

Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to holders a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (ii) the applicable conversion rate. In addition, we will pay cash for any fractional share of common stock based on the closing sale price of the common stock on the trading day immediately preceding the conversion date.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to holders that have delivered the notice of conversion giving rise to the conversion obligation cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (ii) the conversion rate, and

•	the average closing sale price of shares of our common stock during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to holders the specified cash amount (the “cash amount”) and a number of shares of our common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as if we elected to satisfy the entire conversion obligation in shares over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the cash amount divided by the number of days in the cash settlement averaging period, divided by (y) the closing sale price of shares of our common stock. In addition, we will pay cash for all fractional shares of common stock based on the average closing sale price of the common stock during the cash settlement averaging period.

•	Additionally, if we elect to satisfy our conversion obligation in shares of common stock, then if on the date you submit your notice of conversion (x) you hold notes that are neither registered under the Securities Act nor immediately freely saleable pursuant to Rule 144(k) under the Securities Act and (y) there exists a registration default as defined under “— Registration Rights,” we will deliver to holders an additional number of shares equal to 1% of the number of shares calculated above.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the other principal national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded (provided that no day on which trading of our common stock is suspended on such exchange or other trading market will count as a trading day).

Conversion After the Final Notice Date.  With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. If we choose to satisfy all or any portion of the conversion obligation with respect to conversions after the final notice date in cash, on or before the final notice date we will send a single notice to holders indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

In the event that we receive notice of conversion after the final notice date from holders of notes, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “— Conversion on or Prior to the Final Notice Date,” except that the “cash settlement averaging period” shall be the 20 trading day period beginning on the trading day after the conversion date. If a conversion notice is received from holders of notes after the final notice date, such holders will not be allowed to retract the conversion notice. Settlement (in cash and/or shares) will occur on the business day following the final day of such cash settlement averaging period. If we do not elect to satisfy any part of the conversion obligation in cash (other than cash in lieu of any fractional shares), delivery of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable on or after the conversion date.

Conversion After Irrevocable Election to Pay Principal In Cash.  At any time prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes to satisfy in cash 100% of the principal amount of the notes converted after the date of such election or the conversion value of such notes if less than the principal amount. After making such an election, we still may satisfy our conversion obligation to the extent it exceeds the principal amount in cash or common stock or a combination of cash and common stock. If we choose to satisfy all or a portion of the remainder of our conversion obligation in cash, we will provide notice of our election in the same manner as set forth above under either “— Conversion on or Prior to the Final Notice Date” or “— Conversion After the Final Notice Date,” whichever is applicable. If we choose to satisfy all of the remainder of our conversion obligation in common stock, notice of our election to deliver cash for the principal amount will be deemed to have been provided on the last date of the cash settlement notice period and your notice of conversion will not be retractable. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “— Conversion on or Prior to the Final Notice Date” and “— Conversion After the Final Notice Date,” as applicable.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) stock dividends in common stock — we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock;

(2) issuance of rights or warrants — we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the current market price; provided that the conversion rate will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration and as a result no additional shares are delivered or issued pursuant to such rights or warrants;

(3) stock splits and combinations — we:

•	subdivide or split the outstanding shares of our common stock into a greater number of shares;

•	combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

•	issue by reclassification of the shares of our common stock any shares of our capital stock;

(4) distribution of indebtedness, securities or assets — we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities (provided, however, that if these rights are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur), but excluding:

•	dividends or distributions described in paragraph (1) above and in paragraph (5) below;

•	rights or warrants described in paragraph (2) above;

•	dividends or distributions paid exclusively in cash described in paragraph (6), (7) or (8) below (the “distributed assets”), in which event (other than in the case of a spin-off as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock on the record date and the denominator of which is the current market price of our common stock on the record date minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

For purposes of this section (unless otherwise stated), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the earlier of the record date (if such record date is a trading day or, if not, then on the last trading day prior to such record date) or the day before the ex-dividend trading day for such distribution, and the new conversion rate will take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, if any, the amount and type of distributed assets you would have received if you had converted your notes immediately prior to the record date;

(5) spin-offs — we distribute to all or substantially all holders of our common stock shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” in which case the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	an adjustment factor equal to the sum of the daily adjustments (as described below) for each of the 10 consecutive trading days beginning on the effective date of the spin-off.

The “daily adjustment” for any given trading day is equal to a fraction:

•	the numerator of which is the closing price of our common stock on that trading day plus the closing price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock on that trading day, and

•	the denominator of which is the product of 10 and the closing price of our common stock on that trading day.

The adjustment to the conversion rate in the event of a spin-off will occur on the tenth trading day from, and including, the effective date of the spin-off;

(6) cash distributions — we make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock on the record date, and the denominator of which is the current market price of our common stock on the record date, minus the amount per share of such distribution.

Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, if any, such distribution you would have received if you had converted your notes immediately prior to the record date. For purposes of this clause (6), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate will take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution;

(7) self tender or exchange offers — we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer;

(8) repurchases — we (or one of our subsidiaries) make a payment in respect of a repurchase for shares of our common stock the consideration for which exceeded the then-prevailing market price of our common stock (other than a payment in respect of a repurchase of our common stock contemporaneously with the sale of the notes as described above in “Use of Proceeds”) (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, resulted in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (a) the current market price of our common stock, minus (b) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors;

provided that no adjustment to the conversion rate will be made to the extent the conversion rate is not increased as a result of the above calculation and provided further that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (8).

For purposes of this clause (8):

•	the market capitalization will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment immediately prior to such repurchase,

•	the current market price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment, and

•	in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date; and

(9) third party tender or exchange offers — someone other than us or our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (9) will only be made if:

•	the number of shares acquired by the third party pursuant to the tender offer or exchange offer increases the third party’s ownership of our common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock purchased in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer.

However the adjustment referred to in this clause (9) will generally not be made if as of the closing of the offer, the offering documents disclose plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

If a payment would cause an adjustment to the conversion rate under both clause (7) and clause (8), the provisions of clause (7) shall control.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Tax Considerations.” In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days’ notice, with a copy to the trustee and calculation agent, of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a fundamental change as defined below.

No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

If you will receive common stock upon conversion of your notes, you will also receive the associated rights under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, upon conversion of your notes, you will be entitled to receive the same type and amount of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Simultaneously with an adjustment of the conversion rate, we will disseminate a press release detailing the new conversion rate and other relevant information and publish the information on our website.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to maturity, you will have the right to require us to repurchase any or all of your notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the United States federal income tax treatment of a holder receiving cash, see “Certain United States Tax Considerations.”

At least 15 trading days prior to the expected effective date of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent and calculation agent a notification (the “fundamental change conversion right notice”) stating:

•	that we will issue additional shares upon conversion as described under “— Adjustment to Conversion Rate Upon a Fundamental Change”; or

•	whether we expect that holders will have the right to require us to repurchase their notes as described in this section.

We must also state in the fundamental change conversion right notice that the holders of the notes have the right to convert their notes in accordance with the provisions of the indenture described under “— Conversion of Notes — Conversion Upon Specified Corporate Transactions.”

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) our common stock (or other common stock into which the notes are convertible) is neither traded on the New York Stock Exchange, The Nasdaq Global Select Market or another U.S. national securities exchange nor quoted on an established automated over-the-counter trading market in the United States; or

(2) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(3) we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

•	that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(4) at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to repurchase any notes under clause (2), (3) or (4) (and we will not be required to deliver the fundamental change repurchase right notice incidental thereto), if either:

•	the closing sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above or a change in the board of directors under clause (4) above, equals or exceeds 105% of the applicable conversion price of the notes in effect on each of those five trading days; or

•	at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of common stock traded on the New York Stock Exchange, The Nasdaq Global Select Market or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of the indenture or (b) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

The term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

In addition to the fundamental change conversion right notice required to be sent prior to certain fundamental changes described above, on or before the 15th day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of notes having the right to cause us to repurchase their notes) (the “effective date”), we will provide to all holders of the notes and the trustee and paying agent and calculation agent a notice of the occurrence of the fundamental change and of the resulting repurchase right (the “fundamental change repurchase right notice”). The fundamental change repurchase right notice will state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	that the notes with respect to which a repurchase notice has been given by the holder may be converted only if the holder withdraws the repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such fundamental change repurchase right notice, we will issue a press release and publish the information through a public medium customary for such press releases, as we publish the information on our website.

To exercise the repurchase right, you must deliver, before the close of business on the second business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with the repurchase notice duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal will state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the notes are not in certificated form, the notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes no less than 20 and no more than 35 days after the date of our mailing of the fundamental change repurchase right notice with respect to the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The terms of future debt instruments could prohibit us from repurchasing any notes, or provide that certain fundamental changes would constitute a default thereunder. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of the holders of the applicable debt to the repurchase of notes or could attempt to refinance the applicable debt that contains such prohibitions. If we do not obtain such a consent or repay such debt, we will remain prohibited from repurchasing any notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a default under such debt.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate Upon a Fundamental Change

If and only to the extent that you convert your notes in connection with a fundamental change described in clause (2), (3) or (4) of the definition of fundamental change, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on the New York Stock Exchange, The Nasdaq Global Select Market or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the “stock price”) paid per share of our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change.

A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change”)).

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “— Conversion Rate Adjustments” above.

The following table sets forth the hypothetical increase in the conversion rate, expressed as a number of additional shares issuable per $1,000 initial principal amount of notes as a result of a fundamental change that occurs in the corresponding period:

Fundamental Change	Stock Price
Effective Date	$81.60	$82.00	$83.00	$84.00	$85.00	$90.00	$95.00	$100.00	$110.00	$125.00	$150.00	$175.00	$200.00	$250.00	$300.00

06/05/07	3.80	3.77	3.68	3.59	3.51	3.14	2.82	2.55	2.11	1.63	1.14	0.86	0.68	0.47	0.35
06/15/08	3.73	3.69	3.60	3.51	3.42	3.03	2.69	2.41	1.95	1.47	0.99	0.72	0.56	0.38	0.29
06/15/09	3.65	3.61	3.51	3.42	3.32	2.90	2.54	2.24	1.76	1.27	0.81	0.57	0.43	0.29	0.22
06/15/10	3.58	3.53	3.42	3.32	3.21	2.75	2.36	2.03	1.53	1.03	0.59	0.39	0.29	0.20	0.15
06/15/11	3.55	3.50	3.37	3.25	3.13	2.60	2.15	1.77	1.21	0.69	0.31	0.18	0.14	0.10	0.08
06/15/12	3.80	3.74	3.59	3.45	3.31	2.66	2.07	1.55	0.64	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a closing sale price of $81.60 on May 30, 2007 and an initial conversion price of $118.32.

The exact stock price and conversion dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	more than $300.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	less than $81.60 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the conversion rate exceed 12.2549 per $1,000 initial principal amount of the notes, after giving effect to the make whole adjustment and any related increase in the conversion rate described above, subject to anti-dilution adjustments described under “— Conversion Rate Adjustments.”

Consolidation, Merger and Sale of Assets by NII Holdings

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the notes, the indenture and the registration rights agreement; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay principal or premium, if any, when due upon repurchase or otherwise on the notes;

•	we fail to pay any interest and additional amounts, if any, on the notes when due and such failure continues for a period of 30 days;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice;

•	there occurs an event of default with respect to our and certain of our subsidiaries’ or affiliates’ indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $50.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

•	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

•	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period) and such default shall not have been rescinded or such indebtedness shall not have been discharged within 10 days; or

•	certain events involving our bankruptcy, insolvency or reorganization.

Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for any amounts in excess of the par value of the notes plus accrued and unpaid interest (including additional amounts, if any). The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or additional amounts, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and additional amounts, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and additional amounts, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or additional amounts, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

Payments of principal, premium, if any, interest or additional amounts, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

For the 90 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture, which default shall occur after the passage of 60 days from notice of failure to comply with such obligations described below under “— Reports” is given, the sole remedy for the occurrence of such an event of default consists exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.5% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to such date on which the event of default relating to the reporting obligations shall have been cured or waived. On the 90th day after the occurrence of such an event of default the notes will become subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph do not affect the rights of the holders of notes in the event of an occurrence of any other event of default.

The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer indemnity reasonably satisfactory to the trustee;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the noteholders to, among other things, cure any ambiguity, defect or inconsistency or make any change necessary to conform the indenture to this “Description of Notes” or make any other change that does not adversely affect the rights of any noteholder.

We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the noteholders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note affected thereby if such amendment, supplement or waiver would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest or additional amounts, if any, of any note;

•	reduce the principal amount or premium, if any, of any note;

•	reduce any amount payable upon repurchase of any note;

•	adversely change our obligation to repurchase any note at the option of a holder or upon a fundamental change;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of shares of common stock or the amount of any other property receivable upon conversion;

•	reduce the above-stated percentage of the outstanding notes necessary to modify or amend the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

Form, Denomination and Registration

General

The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

Notes are evidenced by one or more global notes.  We have deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest and additional amounts, if any, on, and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue notes in definitive certificate form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and any holder shall have requested in writing the issuance of definitive certificated notes; or

•	we have determined in our sole discretion that notes shall no longer be represented by global notes.

In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee and the depositary.

Notwithstanding any other provision of the indenture that relates to the notes, so long as a series of notes is a global note, we and the trustee will be bound at all times by the applicable procedures of the depositary with respect to such series.

Registration Rights of the Noteholders

We entered into a registration rights agreement with the initial purchasers, dated as of June 5, 2007. Pursuant to the registration rights agreement, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC covering resales of the registrable securities (as defined below). We will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:

•	all of the registrable securities have been sold pursuant to the shelf registration statement; or

•	the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act, or any successor provision; and

•	the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

•	30 days in any three-month period; or

•	an aggregate of 90 days for all periods in any 12-month period.

Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions with which we may be involved.

We refer to each of the following as a registration default:

•	the registration statement has not been filed prior to or on the 90th day following the closing date, unless the registration statement is an automatic shelf registration statement; or

•	the registration statement has not become or been declared effective prior to or on the 180th day following the closing date, which we refer to as the effectiveness target date; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement by filing with the SEC within seven business days after notice a post-effective amendment, prospectus supplement or other documents and do not use our reasonable best efforts to have any such post-effective amendment declared effective within 60 days of filing, (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 30th or 60th day, as the case may be, or (3) a suspension period, when aggregated with other suspension periods during the prior 12-month period, continues, unterminated, for more than 90 days.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages in the form of additional cash interest, which we refer to as “additional amounts,” to holders of the notes. Such additional amounts will accrue on the notes that are registrable securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. Additional amounts will be paid semiannually in arrears on each June 15 and December 15 and will accrue at a rate per year equal to

0.50% of the principal amount of a note. In no event will additional amounts exceed 0.50% of the principal amount of a note per year.

If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional amounts on such common stock, but will receive additional shares upon conversion equal to 1% of the applicable conversion rate for each $1,000 original principal amount of notes (except to the extent we elect to deliver cash upon conversion). In addition, such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional amounts to, but excluding, the settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

•	be named as a selling stockholder in the related prospectus;

•	deliver the prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution included in this prospectus will permit resales of registrable securities by selling security holders in underwritten offerings and through brokers and dealers.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Reports

We shall file with the trustee and transmit to holders of the notes, as provided in the indenture, such information, documents and other reports as we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after the same is so required to be filed with the SEC.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

We have appointed Wilmington Trust Company, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Governing Law

The notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Copies of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws have been filed with the Securities and Exchange Commission and are incorporated into this prospectus.

General

As of August 2, 2007, NII Holdings had 610,000,000 shares of capital stock authorized (not including 1 share of Special Director Preferred Stock that was terminated and may not be reissued). This authorized capital stock consisted of:

•	600,000,000 shares of common stock, par value $0.001 per share, 172,897,254 of which were outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share, which we refer to as our Undesignated Preferred Stock, none of which are currently outstanding.

Common Stock

Voting

Subject to the rights of the holder of any preferred stock outstanding at the time, each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends

Subject to the preferences of any preferred stock then outstanding, the holders of our common stock are entitled to receive dividends and other distributions in cash, property or shares of our common stock as may be declared thereon by our board of directors from time to time out of our assets or funds legally available therefor.

Liquidation

If we are liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to our common stock.

Undesignated Preferred Stock

The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.

Preemptive Rights

No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc.

Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

General

Our Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Board of Directors

According to our Amended and Restated Bylaws, the board of directors must be composed of at least one and no more than twelve directors. Our board currently consists of nine directors. The number of directors may be changed from time to time by resolution of the board of directors. Directors need not be stockholders of the corporation. According to our Restated Certificate of Incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. Accordingly, each of our directors is elected by a plurality vote to serve for a term of three years.

Stockholder Actions and Special Meetings

In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our Amended and Restated Bylaws provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the Amended and Restated Bylaws provide that a special meeting shall be called by the secretary upon the written request of a majority of the board of directors or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

Anti-Takeover Statute

Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began excluding shares held by certain related parties; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of a corporation or its subsidiaries with the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation that have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

Under section 203 of the Delaware general corporation law, an interested stockholder generally is:

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under this section.

CERTAIN UNITED STATES TAX CONSIDERATIONS

General

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes and shares of common stock into which the notes may be converted, as of the date hereof. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, rulings and judicial decisions all as in effect as of the date hereof, all of which may be repealed, revoked or modified with possible retroactive effect.

Any discussion of the United States federal tax issues set forth in this prospectus was written to support the promotion and marketing of the transactions described herein. Such discussion was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any United States tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor. Except as otherwise provided below, this summary applies only to beneficial owners of the notes that purchase the notes on original issuance at their initial offering price and that hold the notes and shares of common stock into which the notes are converted as capital assets (generally, property held for investment). The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, such as:

•	banks or other financial institutions;

•	entities treated as partnerships for United States federal income tax purposes;

•	U.S. Holders (as defined below) whose functional currency is other than the United States dollar;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	dealers in securities or currencies;

•	persons holding the notes in a tax-deferred or tax-advantaged account; or

•	persons that will hold notes or the shares of common stock into which the notes may be converted as a hedge against currency risk or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes or the shares of common stock into which the notes may be converted (as the case may be) and one or more other investments.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds the notes or shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective holder that is a partner of a partnership holding the notes or shares of our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of the notes or shares of our common stock.

Finally, the summary does not describe the effect of the federal gift or estate tax laws or the effect of any applicable foreign, state or local laws. This discussion is for general information only and is not intended as legal or tax advice to any particular investor. This summary does not provide a complete analysis or listing of all potential tax considerations. Prospective holders should consult their own independent tax advisors with respect to the tax consequences to them of the purchase, ownership, conversion and disposition of the notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note or our common stock acquired upon conversion of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all of its substantial decisions. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States trusts prior to such date, may elect to be treated as U.S. Holders. A “Non-U.S. Holder” is any beneficial owner of a note or shares of our common stock acquired upon conversion of a note that is not a U.S. Holder or a partnership.

Tax Consequences to U.S. Holders

Interest on the Notes

Qualified Stated Interest.  Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single rate that appropriately takes into account the length of intervals between payments. Payments of cash interest on the notes will constitute qualified stated interest and generally will be taxable to a U.S. Holder as ordinary interest income at the time such interest is accrued or received in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally the sum of all payments required under the notes other than payments of qualified stated interest) exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues in accordance with a constant yield method based on compounding interest before the receipt of cash payments attributable to this income. We believe the notes were not issued with original issue discount for United States federal income tax purposes.

Market Discount.  If a U.S. Holder acquires a note for an amount that is less than its stated redemption price at maturity, the amount of such difference is treated as “market discount” for United States federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated redemption price at maturity multiplied by the remaining number of complete years to maturity from the date of acquisition.

A U.S. Holder that purchases a note at a market discount is required to treat any principal payment or any payment that is not qualified stated interest on, or any gain upon the sale, exchange, or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that has not previously been included in gross income. If a U.S. Holder disposes of the note in certain otherwise tax-free transactions, accrued market discount is includible in gross income by the U.S. Holder, as ordinary income, as if such U.S. Holder had sold the note at its then fair market value. If a note with accrued market discount that has not previously been included in gross income is converted into shares of common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the shares of common stock received upon conversion.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis in the year the note is acquired and is irrevocable.

A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount (such interest expense will be allowed in subsequent years to the extent of “net interest income,” or in the year of disposition). A U.S. Holder may, however, elect to include market discount in gross income as it accrues, rather than upon a disposition of the note, in which case the deferral of interest expense, described in the previous sentence, will not apply. An election to include market discount in gross income on an accrual basis will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is made for all subsequent years and is irrevocable without the consent of the Internal Revenue Service (the “IRS”). A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in such U.S. Holder’s gross income under such an election.

Amortizable Note Premium.  If a U.S. Holder purchases a note for an amount that, when reduced by the value of the conversion feature, is in excess of its stated redemption price at maturity (reduced, in the case of subsequent purchasers, by any payments on the notes prior to purchase, other than payments of qualified stated interest), such U.S. Holder will be considered to have purchased such note at a “premium.” The value of the conversion feature is the excess, if any, of the notes’ purchase price over what the notes’ fair market value would be if there were no conversion feature (determined in any reasonable manner). U.S. Holders may elect to amortize the premium as an offset to qualified stated interest, using a constant yield to maturity method over the remaining term of the note, subject to special provisions for debt instruments with early call dates. A U.S. Holder that elects to amortize its premium must reduce such U.S. Holder’s tax basis in the note by the amount of premium used to offset qualified stated interest income as set forth above. An election to amortize premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

If an election to amortize note premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of tax accounting and may receive a tax benefit from the note premium only upon computing its gain or loss upon the sale or other taxable disposition or payment of the principal amount of the note.

Additional Payments.  We are obligated to pay predetermined liquidated damages in circumstances described in “Description of Notes — Registration Rights of the Noteholders” and other additional amounts described in “Description of Notes — Events of Default; Notice and Waiver.” Under applicable Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest to be recognized by a holder on a note if the likelihood of the payment, as of the date the notes are issued, is remote or the amount is incidental. We believe that the likelihood of a liquidated damages payment or a payment of other additional amounts with respect to the notes is remote or the amount is incidental and do not intend to treat such possibility as affecting the yield to maturity of any note. There can be no assurance that the IRS will agree with the above position. In the event that liquidated damages or other additional amounts are paid, however, it would affect the timing or amount of the income that must be recognized by a U.S. Holder of a note.

Conversion of Notes

A U.S. Holder will not recognize gain or loss upon conversion of the notes solely into shares of our common stock, except with respect to any cash received in lieu of a fractional share or stock attributable to accrued but unpaid interest not previously included in income. Cash received in lieu of a fractional share upon conversion generally will be treated as a payment in exchange for such fractional share. A U.S. Holder’s initial tax basis in the shares of common stock received on conversion will be the same as the U.S. Holder’s adjusted tax basis in the notes at the time of conversion (reduced by any basis allocable to any fractional share). The holding period for the shares of common stock received on conversion will generally include the holding period of the notes that were converted. However, the tax basis of the shares of common stock considered attributable to accrued but unpaid interest generally will equal the amount of such accrued interest, and the holding period for such shares will begin on the day following the date of conversion.

If a U.S. Holder receives a combination of cash (other than cash attributable to a fractional share or in respect of accrued but unpaid interest) and shares of our common stock upon conversion, the United States federal income tax consequences to the U.S. Holder are not entirely clear and U.S. Holders should consult their tax advisers regarding the United States federal income tax consequences of receiving a combination of cash and shares of our common stock upon conversion. Two possible tax treatments generally are:

•	a recapitalization resulting in recognition of gain (but not loss) by the U.S. Holder on the conversion equal to the lesser of (i) the amount of cash received; or (ii) the amount of gain realized, which is equal to the excess, if any, of the amount of cash received and the fair market value of common stock received by the U.S. Holder over his, her, or its adjusted tax basis in the note at the time of the conversion. Under this alternative, a U.S. Holder’s tax basis in the common stock received or deemed received (other than in respect of accrued but unpaid interest) generally would be equal to the U.S. Holder’s adjusted tax basis in the note at the time of conversion, increased by the amount of gain recognized, if any, and reduced by the amount of cash received; or

•	a partial taxable sale of the note resulting in recognition of gain or loss by the U.S. Holder as described under “— Sale or Other Taxable Disposition of Notes” and a partial tax-free conversion of the note as described immediately above based upon a proration of the note between the amount of cash and the fair market value of our common stock received. Under this alternative, a U.S. Holder’s adjusted tax basis in the note would be allocated between the portion treated as converted into common stock (including any fractional share treated as received) and the portion treated as sold for cash.

Under either alternative, a U.S. Holder’s holding period for the shares of common stock received generally will include the holding period of the note that was converted, other than any shares of common stock attributable to accrued but unpaid interest, which will have a holding period that begins on the day following the date of conversion.

To the extent the notes tendered in exchange for shares of common stock have accrued market discount not previously included in income, any gain recognized on the disposition of such stock will be characterized as ordinary income to the extent of the accrued market discount (see “— Market Discount”).

If a U.S. Holder receives solely cash upon conversion or repurchase of the notes at the option of the U.S. Holder, the conversion or the repurchase will be treated as a taxable disposition of the notes, as described under “— Sale or Other Disposition of Notes.”

Dividends and Taxable Dispositions of Common Stock

Dividends paid on shares of our common stock generally will be includable in gross income of a U.S. Holder as ordinary income to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the common stock, and thereafter as capital gain. Subject to certain limitations, dividends paid to U.S. Holders that are corporations may qualify for the dividends-received deduction so long as we have such earnings and profits. With respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied.

Upon the sale, exchange, or other taxable disposition of our common stock, and subject to market discount provisions discussed above, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange, or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period of the common stock is more than one year at the time of the sale, exchange, or other taxable disposition. The deductibility of capital losses is subject to certain limitations.

Adjustment to Conversion Rate

The conversion rate of the notes will be adjusted if we make specified distributions of property with respect to shares of our common stock and in certain other circumstances. See “Description of Notes — Conversion of Notes.” Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. In such a case, U.S. Holders will recognize dividend income as a result of an event pursuant to which they receive no cash or other property that could be used to pay the related tax. The amount that you would have to include in income will generally be equal to the value of the additional shares that would be received on conversion as a result of the adjustment to the conversion rate. It is unlikely that such constructive dividends will be eligible for the dividends received deduction or the reduced rate applicable to certain non-corporate U.S. Holders.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes in an amount equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received (except to the extent such amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the original purchase price for the note increased by the market discount included in gross income and reduced by any amortized premium and payments received in respect of the note other than qualified stated interest. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss, except to the extent of any accrued market discount on the note not previously included in gross income. The deductibility of capital losses is subject to certain limitations.

Tax Consequences to Non-U.S. Holders

Interest

Subject to the discussion below concerning backup withholding, no United States federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided (i) such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or if interest is so effectively connected such interest is not attributable to a U.S. permanent establishment under an applicable tax treaty) and (ii) such Non-U.S. Holder (A) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation (as defined in the Code) related to us, directly or indirectly, through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY (or a successor form), under penalties of perjury, that such certification has been received by it, and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a United States person. If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to United States federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below under “— United States Business.”

Disposition of Notes or Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax or any withholding thereof on the receipt of payments of principal on a note, or on any gain recognized on a sale or other disposition of a note or shares of common stock into which a note may be converted (including upon a conversion or repurchase of the note at the option of the Non-U.S. Holder), unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or (iii) certain exemptions for portfolio investments do not apply and we are or have been treated as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes within the shorter of the five-year period preceding such sale or other disposition or the period during which the Non-U.S. Holder held a note or shares of our common stock. We believe that we have not been, are not, and will not become a USRPHC; however, no assurance can be given in this regard.

United States Business

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on the note or dividends or gain on our common stock is effectively connected with the conduct of such trade or business and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to United States federal income tax on the receipt or accrual of such interest or dividends or the recognition of gain on the sale or other taxable disposition of the note or common stock in the same manner as if such holder were a United States Holder. Such interest and dividend income received or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional United States federal branch profits tax. In addition, any such interest and dividend income will not be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI (or successor Form) in order to claim an exemption from withholding tax.

Dividends

Dividends, if any, paid on the common stock to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate, provided certain certification requirements are met demonstrating eligibility for treaty protection).

Adjustment to Conversion Rate

The conversion rate of the notes will be adjusted if we make specified distributions of property with respect to shares of our common stock and in certain other circumstances and may result in deemed dividend treatment to noteholders as described above. In such a case, Non-U.S. Holders generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate) on such dividend even though they will receive no cash or other property that could be used to pay the related tax, subject to the discussion above under “— United States Business.” The amount that you would have to include in income will generally be equal to the value of the additional shares that would be received on conversion as a result of the adjustment to the conversion rate. It is possible this tax would be withheld from interest, shares or proceeds subsequently paid or credited to a Non-U.S. Holder. Non-U.S. Holders of notes are advised to consult with their tax advisors with respect to the potential tax consequences of such constructive distributions.

Backup Withholding and Information Reporting

U.S. Holders

Payments of interest or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting, and U.S. federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that U.S. Holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on the notes, or the proceeds of the sale or other disposition of the notes or shares of our common stock. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld (if any) with respect to, such Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

SELLING SECURITY HOLDERS

We originally issued the notes to the initial purchasers in private placements on June 5, 2007. The notes were resold by the initial purchasers in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Selling security holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the notes and the underlying common stock pursuant to this prospectus or any applicable prospectus supplement.

The table below sets forth the name of each selling security holder, the principal amount of notes and number of shares of common stock beneficially owned by each selling security holder, and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table.

Because the selling security holders may offer all or some portion of the notes or underlying shares of common stock listed below, we have assumed for purposes of this table that the selling security holders will sell all of the notes and all of the underlying shares of common stock offered by this prospectus pursuant to this prospectus. See “Plan of Distribution.” In addition, the selling security holders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes since the date on which they provided to us the information presented in the table.

We have prepared the table below based on information given to us by those selling security holders who have supplied us with this information prior to the effective date of the registration statement of which this prospectus is a part and we have not sought to verify such information. Based upon information provided to us by the selling security holders, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years.

					Common Stock Owned
	Principal Amount		Shares of		Upon Completion
	of Notes		Common Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned and	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

Absolute Strategies Fund, Forum Funds Trust	$800,000	*	—	6,761	—	—
ACIG Insurance Company	$165,000	*	—	1,394	—	—
Advent Convertible Arbitrage Master Fund	$4,389,000	*	—	37,094	—	—
Advent Enhanced Phoenix	$5,000,000	*	—	42,258	—	—
Alabama Children’s Hospital Foundation	$125,000	*	—	1,056	—	—
Alcon Laboratories	$284,000	*	—	2,400	—	—
Alexandra Global Master Fund Ltd.	$4,000,000	*	—	33,806	—	—
Allstate Insurance Company	$3,000,000	*	435,888	25,355	435,888	*

					Common Stock Owned
	Principal Amount		Shares of		Upon Completion
	of Notes		Common Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned and	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

American Beacon Funds	$225,000	*	—	1,901	—	—
Arkansas PERS	$1,750,000	*	—	14,790	—	—
Arkansas Teacher Retirement System	$2,825,000	*	—	23,876	—	—
Asante Health Systems	$430,000	*	—	3,634	—	—
Attorney’s Title Insurance Fund	$150,000	*	—	1,267	—	—
Aventis Pension Master Trust	$390,000	*	—	3,296	—	—
Bank of America Pension Plan	$2,700,000	*	—	22,819	—	—
Baptist Health of South Florida	$630,000	*	—	5,324	—	—
Boilermakers — Blacksmith Pension Trust	$3,830,000	*	—	32,370	—	—
British Virgin Islands Social Security Board	$94,000	*	—	794	—	—
Cal Farley’s Boys Ranch Foundation	$305,000	*	—	2,577	—	—
CALAMOS Convertible and High Income Fund	$18,000,000	1.50%	—	152,130	—	—
CALAMOS Convertible Fund — CALAMOS Investment Trust	$7,200,000	*	—	60,852	—	—
CALAMOS Convertible Opportunities and Income Fund	$14,000,000	1.17%	—	118,323	—	—
CALAMOS Global Dynamic Income Fund	$5,500,000	*	—	46,484	—	—
CALAMOS Global Growth & Income Fund — CALAMOS Investment Trust	$17,000,000	1.42%	—	143,678	—	—
CALAMOS Global Opportunities Fund LP	$850,000	*	—	7,183	—	—
CALAMOS Global Total Return Fund	$3,000,000	*	—	25,355	—	—
CALAMOS Growth & Income Fund — CALAMOS Investment Trust	$62,484,000	5.21%	—	528,096	—	—
CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust	$450,000	*	—	3,803	—	—
CALAMOS High Yield Fund — CALAMOS Investment Trust	$2,800,000	*	—	23,664	—	—
CALAMOS Strategic Total Return Fund	$17,500,000	1.46%	—	147,904	—	—
CEMEX Pension Plan	$210,000	*	—	1,774	—	—
Citadel Equity Fund, Ltd.	$55,000,000	4.58%	—	464,843	—	—
Citigroup Global Markets Inc.	$1,000,000	*	—	8,451	—	—
City of Knoxville Pension System	$252,000	*	—	2,129	—	—
CNH CA Master Account, L.P.	$10,000,000	*	—	84,517	—	—
Columbia Convertible Securities Fund	$8,000,000	*	—	67,613	—	—
Congregation of the Sisters of Charity of the Incarnate Word	$150,000	*	—	1,267	—	—
Consolidated Fund of the R.W. Grand Lodge of F. & A.M. of Pennsylvania	$180,000	*	—	1,521	—	—
CQS Convertible and Quantitative Strategies Master Fund	$10,000,000	*	—	84,517	—	—
Delta Airlines Master Trust	$850,000	*	—	7,183	—	—
Delta Pilots Disability and Survivorship Trust	$510,000	*	—	4,310	—	—
Domestic & Foreign — Advent Capital	$52,000	*	—	439	—	—
Dorinco Reinsurance Company	$1,150,000	*	—	9,719	—	—
Dunham Appreciation and Income Fund	$450,000	*	—	3,803	—	—
Engineers Joint Pension Fund	$210,000	*	—	1,774	—	—
Equity Overlay Fund, LLC	$1,800,000	*	—	15,213	—	—
Florida Power & Light	$2,433,000	*	—	20,562	—	—

					Common Stock Owned
	Principal Amount		Shares of		Upon Completion
	of Notes		Common Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned and	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

Forest Global Convertible Master Fund L.P.	$2,753,000	*	—	23,267	—	—
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	$304,000	*	—	2,569	—	—
FPL Group Employees Pension Plan	$725,000	*	—	6,127	—	—
Georgia Healthcare	$155,000	*	—	1,310	—	—
GLG Market Neutral Fund	$15,000,000	1.25%	—	126,775	—	—
Goldman Sachs & Co. Profit Sharing Master Trust	$348,000	*	—	2,941	—	—
Governing Board Employees Benefit Plan for the City of Detroit	$32,000	*	—	270	—	—
Grady Hospital	$78,000	*	—	659	—	—
HFR CA Global Opportunity Master Trust	$913,000	*	—	7,716	—	—
HFR CA Opportunity Master Fund	$120,000	*	—	1,014	—	—
HFR RVA OP Master Trust	$933,000	*	—	7,885	—	—
HFR RVA Select Performance Master Trust	$258,000	*	—	2,180	—	—
Housing Authority of the City of San Antonio Employees Money Purchase Pension Plan & Trust	$91,000	*	—	769	—	—
Independence Blue Cross	$429,000	*	—	3,625	—	—
INOVA Health Care Services	$820,000	*	—	6,930	—	—
INOVA Health System Retirement Plan	$250,000	*	—	2,112	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	$500,000	*	—	4,225	—	—
Institutional Benchmark Master Fund Ltd.	$614,000	*	—	5,189	—	—
Institutional Benchmark Series Ltd.	$361,000	*	—	3,051	—	—
Jefferies Umbrella Fund Global Convertible Bond	$9,800,000	*	—	82,826	—	—
John Deere Pension Trust	$1,200,000	*	—	10,142	—	—
KBC Convertibles MAC 28 Limited	$625,000	*	—	5,282	—	—
KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, SPC	$1,250,000	*	—	10,564	—	—
Knoxville Utilities Board Retirement System	$175,000	*	—	1,479	—	—
Louisiana CCRF	$370,000	*	—	3,127	—	—
Lyxor/Forest Fund Limited	$4,745,000	*	—	40,103	—	—
Lyxor Master Trust Fund	$130,000	*	—	1,098	—	—
Mackay Shields LLC	$16,537,000	1.38%	113,200	139,765	113,200	*
Macomb County Employees’ Retirement System	$410,000	*	—	3,465	—	—
Meriter Heath Services, Inc. Employee Retirement Plan	$160,000	*	—	1,352	—	—
Millennium Partners, L.P.	$5,000,000	*	—	42,258	—	—
Mohican VCA Master Fund, Ltd.	$2,400,000	*	—	20,284	—	—
Munson Medical Center Retirement Plan	$148,000	*	—	1,250	—	—
Munson2 Healthcare Board Designated Operating Fund	$163,000	*	—	1,377	—	—
Nicholas Applegate U.S. Convertible Fund	$1,140,000	*	—	9,634	—	—
North Dakota State Investment Board	$883,000	*	—	7,462	—	—
North Slope Borough	$370,000	*	—	3,127	—	—

					Common Stock Owned
	Principal Amount		Shares of		Upon Completion
	of Notes		Common Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned and	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

Oakwood Assurance Company Ltd.	$56,000	*	—	473	—	—
Oakwood Healthcare Inc. — OHP	$16,000	*	—	135	—	—
Oakwood Healthcare Inc. — Professional Liability	$12,000	*	—	101	—	—
Oakwood Healthcare Inc. — Working Capital	$39,000	*	—	329	—	—
Oakwood Healthcare Inc. Endowment/A & D	$11,000	*	—	92	—	—
Oakwood Healthcare Inc. Funded Depreciation	$115,000	*	—	971	—	—
Oakwood Healthcare Inc. Pension	$292,000	*	—	2,467	—	—
Occidental Petroleum	$189,000	*	—	1,597	—	—
OZ Special Funding (OZMD) LP	$24,652,000	2.05%	—	208,351	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC	$450,000	*	—	3,803	—	—
Peoples Benefit Life Insurance Company Teamsters	$12,300,000	1.03%	—	103,955	—	—
Platinum Grove Contingent Capital Master Fund	$22,500,000	1.88%	—	190,163	—	—
Police & Fire Retirement System of the City of Detroit	$316,000	*	—	2,670	—	—
Port Authority of Allegheny County Consolidated Trust Fund	$75,000	*	—	633	—	—
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$800,000	*	—	6,761	—	—
Prisma Foundation	$530,000	*	—	4,479	—	—
Pro-Mutual	$517,000	*	—	4,369	—	—
Quattro Fund Ltd.	$3,750,000	*	—	31,693	—	—
Quattro Multistrategy Masterfund LP	$300,000	*	—	2,535	—	—
Raytheon Enhanced Master Pension Trust	$3,607,000	*	—	30,485	—	—
Raytheon Phoenix	$2,016,000	*	—	17,038	—	—
Redbourn Partners Ltd.	$5,800,000	*	—	49,019	—	—
Retail Clerks Pension Trust #2	$1,200,000	*	—	10,142	—	—
Rhythm Fund, Ltd.	$625,000	*	—	5,282	—	—
Sage Capital Management, LLC	$1,000,000	*	—	8,451	—	—
San Diego City Retirement System	$1,180,000	*	—	9,973	—	—
San Diego County Employee Retirement Association	$1,015,000	*	—	8,578	—	—
San Francisco City & County ERS	$809,000	*	—	6,837	—	—
SCI Endowment Care Common Trust Fund — Regions Bank	$225,000	*	—	1,901	—	—
SCI Endowment Care Common Trust Fund — SunTrust Bank	$90,000	*	—	760	—	—
SCI Endowment Care Common Trust Fund — US Bank, NA	$48,000	*	—	405	—	—
Seattle City Employee Retirement System	$225,000	*	—	1,901	—	—
Silvercreek II Limited	$4,500,000	*	12,675	38,032	12,675	*
Silvercreek Limited Partnership	$6,000,000	*	16,900	50,710	16,900	*

					Common Stock Owned
	Principal Amount		Shares of		Upon Completion
	of Notes		Common Stock	Conversion	of the Offering
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned and	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

SPT	$2,400,000	*	—	20,284	—	—
Steelhead Pathfinder Master LP	$2,650,000	*	—	22,397	—	—
Teachers Retirement System of the City of New York	$3,139,000	*	—	26,529	—	—
The California Wellness Foundation	$850,000	*	—	7,183	—	—
The City University of New York	$82,000	*	—	693	—	—
The Dow Chemical Company Employees’ Retirement Plan	$2,450,000	*	—	20,706	—	—
The Global Convertible Opportunities Fund Limited	$4,000,000	*	—	33,806	—	—
Thomas Weisel Partners, LLC	$5,500,000	*	—	46,484	—	—
Topaz Fund	$5,000,000	*	—	42,258
Trustmark Insurance	$202,000	*	—	1,707	—	—
UBS AG London FBO WCBP	$10,000,000	*	—	84,517	—	—
Union Carbide Retirement Account	$1,250,000	*	—	10,564	—	—
Univar USA Inc. Retirement Plan	$610,000	*	—	5,155	—	—
Universal Investment Gesellschaft MBH Ref Aventis	$5,500,000	*	—	46,484	—	—
US Bank FBO Essentia Health Services	$220,000	*	—	1,859	—	—
Vicis Capital Master Fund	$21,000,000	1.75%	—	177,485	—	—
Wachovia Capital Markets LLC	$1,500,000	*	—	12,677	—	—
Waterstone Market Neutral Mac 51 Fund, Ltd.	$18,538,000	1.54%	—	156,677	—	—
Waterstone Market Neutral Master Fund, Ltd.	$33,462,000	2.79%	—	282,810	—	—
Wells Fargo & Company	$20,000,000	1.67%	—	169,034	—	—
Zurich Institutional Funds, Wandelanleihen	$2,700,000	*	—	22,819	—	—
All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the initial conversion rate of 8.4517 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 172,897,254 shares of our common stock outstanding as of August 2, 2007.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.

To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

With respect to selling security holders that are affiliates of broker-dealers, we believe that such entities acquired their notes and underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and the underlying common stock, such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Only selling security holders identified above who beneficially own the notes and the underlying shares of common stock set forth opposite each such selling security holder’s name in the foregoing table on the effective date of the registration statement of which this prospectus is a part may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of notes or underlying shares of common stock by any holder not identified above, the registration statement of which this prospectus is a part will be amended by a post-effective amendment or this prospectus will be supplemented to set forth the name of and aggregate amount of notes and shares of underlying common stock beneficially owned by the selling security holder intending to sell such notes or underlying common stock. The prospectus, as amended or supplemented, will also disclose whether any selling security holder selling notes or underlying shares of common stock in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus, if such information has not already been disclosed herein.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling security holders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the underlying common stock.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling security holders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling security holders. Selling security holders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling security holder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

The aggregate proceeds to the selling security holders from the sale of the notes or the underlying common stock offered pursuant to this prospectus will be the purchase price of such securities less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, reject, in whole or part, any proposed purchase of notes or common stock to be made directly or through their agents. We will not receive any of the proceeds from this offering.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NIHD.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private offering are eligible for trading on The PORTAL® Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL® Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling security holders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling security holders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

If required with respect to a particular offering of the notes and the underlying common stock, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the registration rights agreement entered into on June 5, 2007, we agreed to use our reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective until the earlier of when all of the registrable securities have been sold pursuant to the registration statement or pursuant to Rule 144 or the expiration of the holding period under Rule 144(k) under the Securities Act or any successor provision.

Under the registration rights agreement, we are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events for a period not to exceed 30 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances relating to possible acquisitions, financings or other similar transactions. We also agreed to pay liquidated damages, or issue additional shares of common stock, as applicable, to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the registration statement of which this prospectus is a part is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted. See “Description of Notes — Registration Rights of the Noteholders.”

Under the registration rights agreement, we and the selling security holders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public, other than selling and certain legal expenses of the selling security holders.

LEGAL MATTERS

Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the notes and the shares of our common stock issuable upon conversion of the notes.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$36,840	*
Printing Expenses	10,000
Accounting Fees and Expenses	50,000
Legal Fees and Expenses	150,000
Trustee’s Fees and Expenses	10,000
Miscellaneous Expenses	6,000

Total	$262,840

*	Represents actual expenses. All other expenses are estimates.

Item 15.	Indemnification of Directors and Officers

Article Seven of the Amended and Restated Certificate of Incorporation of NII Holdings, which we refer to as the NII Certificate, provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Under Article Seven of the NII Certificate, any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the provisions of Article Seven of the NII Certificate.

Section 7.1 of NII Holdings’ bylaws (the “Bylaws”) provides that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not so serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred in Section 7.1 of the Bylaws also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such person is not entitled to be so indemnified under Section 7.1 of the Bylaws.

Section 7.4 of the Bylaws provides that the corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 16.	Exhibits

For periods before December 21, 2001, references to NII Holdings, Inc. refer to Nextel International, Inc. the former name of NII Holdings. All documents referenced below are filed as part of this registration statement by NII Holdings, file number 0-32421.

2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002).
3.1	Restated Certificate of Incorporation, as amended, of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Form 10-K, filed on February 27, 2007).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Form 10-K, filed on March 12, 2004).
4.1	Indenture governing the 3.125% Convertible Notes due 2012 issued by NII Holdings, Inc., dated June 5, 2007, among NII Holdings, Inc. as Issuer and Wilmington Trust Company as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on August 6, 2007).
4.2	Registration Rights Agreement, dated August 15, 2005, between NII Holdings, Inc., and the initial purchasers (incorporated by reference to Exhibit 10.2 to NII Holdings’ Form 10-Q, filed on August 6, 2007).
5.1	Opinion of Williams Mullen.*
23.1	Consent of Williams Mullen (included in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Powers of Attorney (included on signature page). *
25.1	Statement of Eligibility of Wilmington Trust Company on Form T-1.*

*	Filed Herewith.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on this 30th day of August, 2007.

NII Holdings, Inc.

By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each of the undersigned hereby appoints Steven Shindler, Byron Siliezar, Gokul Hemmady, Gary Begeman, Catherine Neel, Daniel Freiman, Ricardo Israele and Ricardo Guraieb as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven M. Shindler Steven M. Shindler	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 30, 2007

/s/ Gokul Hemmady Gokul Hemmady	Vice President and Chief Financial Officer (Principal Financial Officer)	August 30, 2007

/s/ Daniel E. Freiman Daniel E. Freiman	Vice President and Controller (Principal Accounting Officer)	August 30, 2007

/s/ George A. Cope George A. Cope	Director	August 30, 2007

/s/ John Donovan John Donovan	Director	August 30, 2007

/s/ Steven P. Dussek Steven P. Dussek	Director	August 30, 2007

/s/ Neal P. Goldman Neal P. Goldman	Director	August 30, 2007

Signature	Title	Date

/s/ Charles M. Herington Charles M. Herington	Director	August 30, 2007

/s/ Carolyn Katz Carolyn Katz	Director	August 30, 2007

/s/ Donald E. Morgan Donald E. Morgan	Director	August 30, 2007

/s/ John W. Risner John W. Risner	Director	August 30, 2007

EXHIBIT INDEX

Exhibit
No.	Document

2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002).
3.1	Restated Certificate of Incorporation, as amended, of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Form 10-K, filed on February 27, 2007).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Form 10-K, filed on March 12, 2004).
4.1	Indenture governing the 3.125% Convertible Notes due 2012 issued by NII Holdings, Inc., dated June 5, 2007, among NII Holdings, Inc. as Issuer and Wilmington Trust Company as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on August 6, 2007).
4.2	Registration Rights Agreement, dated August 15, 2005, between NII Holdings, Inc., and the initial purchasers (incorporated by reference to Exhibit 10.2 to NII Holdings’ Form 10-Q, filed on August 6, 2007).
5.1	Opinion of Williams Mullen.*
23.1	Consent of Williams Mullen (included in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.*
24.1	Powers of Attorney (included on signature page). *
25.1	Statement of Eligibility of Wilmington Trust Company on Form T-1.*

*	Filed Herewith.